UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2021

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ServisFirst Bancshares, Inc.

(Exact name of Registrant as Specified in Its Charter)

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Delaware	001-36452	26-0734029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Woodcrest Place Birmingham, Alabama		35209
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (205) 949-0302

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	SFBS	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)       As previously disclosed in a Current Report on Form 8-K dated January 25, 2021 (the “Prior 8-K”), the board of directors (the “Board”) of ServisFirst Bancshares, Inc. (“ServisFirst” and, together with its subsidiaries, the “Company”) and its compensation committee (the “Committee”) recently engaged in a comprehensive review of the Company’s executive compensation program. Following this review, which was conducted with the assistance of the Committee’s independent compensation consultant, McLagan (a division of Aon plc), the Committee made certain changes to the existing program as a first step in aligning the Company’s program to those of its peer companies. Specifically, as disclosed in the Prior 8-K, the Committee approved market-based base salary increases to each of its named executive officers (the “NEOs”); adopted a formal annual incentive plan, effective for fiscal 2021; and implemented an annual long-term incentive program, including a mix of time- and performance-based equity awards.

On February 25, 2021, as a further step in this process, the Committee approved the implementation of change in control protections for certain officers of the Company. For each of the current NEOs – Messrs. Thomas A. Broughton III, President, CEO, and Chairman of the Board; Rodney E. Rushing, EVP and Chief Operating Officer; William M. Foshee, EVP and Chief Financial Officer; and Henry F. Abbott, SVP and Chief Credit Officer – these protections will be memorialized in a change in control agreement (the “Agreement”) to be entered into with the officer. For Mr. Foshee, the Agreement supersedes his existing change in control agreement, which has been in effect since March 5, 2014.

Each Agreement has an initial term of five years (from execution date through December 31, 2025) but is subject to additional five-year “evergreen” renewal periods unless the Company provides written notice to officer by June 30 of the last year in the current term that it does not wish to extent the Agreement beyond that term. The Agreement provides each officer with certain employment protections for a two-year period following a change in control of the Company (the “Protected Period”).

In addition, if the officer’s employment is terminated during the Protected Period by the Company without Cause or by the officer with Good Reason (as those terms are defined in the Agreement), the officer will be entitled to receive certain payments and benefits. Specifically, the officer would be entitled to receive, among other benefits: (1) a cash severance payment equal to a specific multiple (2.99x for Mr. Broughton, 2x for each of Messrs. Foshee and Rushing, and 1.5x for Mr. Abbott) of the sum of (a) the officer’s base salary in effect at the time of termination and (b) the average bonus paid to the officer over the prior three years and (2) a pro-rata cash bonus for the fiscal year in which the termination occurs. Each of Messrs. Broughton, Foshee, and Rushing would also be entitled to receive a lump sum cash payment equal to 18 months’ worth of COBRA premiums, based on the officer’s then-current coverage elections.

Under the Agreement, the officer would not be entitled to any tax gross-ups for excise taxes that may be triggered under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. However, the officer would be entitled to receive the “best net” treatment, which means that if the total of all change in control payments due him exceeds the threshold that would trigger the imposition of excise taxes, the officer will either (1) receive all payments and benefits due him and be responsible for paying all such taxes or (2) have his payments and benefits reduced such that imposition of the excise taxes is no longer triggered, depending on which method provides him with the better after-tax result.

Finally, the Agreement contains certain restrictive covenants that apply during and after the officer’s employment, including an agreement to not disclose confidential information, an agreement not to solicit customers and employees for a one-year period following termination, and a covenant not to compete for a six-month period following any termination that occurs during a Protected Period.

This description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10 to, and is incorporated by reference into, this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10*	Form of Executive Officer Change in Control Agreement, effective February 25, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Filed with this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVISFIRST BANCSHARES, INC.

Date: February 26, 2021	By:	/s/ Thomas A. Broughton, III
Thomas A. Broughton, III
Chairman, President, and Chief Executive Officer